Exhibit 99.1

FOR:	GOTTSCHALKS INC.
CONTACT:	Greg Ambro Chief Financial Officer (559) 434-4800 or Financial Dynamics: Leigh Parrish, Rachel Albert (212) 850-5651

DISTRIBUTION: NO. CALIFORNIA NEWS LINE & EMAIL/FAX LIST: SFGOT

FOR RELEASE ON THURSDAY, MAY 25th at 1:05 P.M. P.D.T.

GOTTSCHALKS REPORTS FIRST QUARTER
FISCAL 2006 FINANCIAL RESULTS

FRESNO, CA - May 25, 2006 - Gottschalks Inc. (NYSE: GOT) today reported financial results for the first quarter of fiscal 2006. Net loss for the first quarter was $4.0 million, or $0.30 per diluted share, compared to a net loss of $2.0 million, or $0.15 per diluted share, for the first quarter of fiscal 2005. The net loss for the first quarter includes a pre-tax charge of $300,000, or $0.01 per diluted share, relating to the expensing of stock based compensation.

As previously reported, same store sales decreased 0.5% for the first quarter of 2006. Total sales decreased slightly by 0.4% to $143.5 million, from $144.1 million for the first fiscal quarter last year.

Jim Famalette, president and chief executive officer of Gottschalks, stated, "Our results for the quarter were impacted by several factors, including unseasonably cool, wet weather, increased supply chain expenses due to higher fuel costs and higher interest rates. These factors, coupled with the expensing of stock options, contributed to the decline in our bottom line compared to the first quarter of fiscal 2005. Despite the challenges we faced in the first quarter, our core merchandise categories - cosmetics, accessories and shoes - remained strong and continued to perform well. Our apparel business was affected by the unusual weather, but we have already begun to see an improvement in our sales as more typical seasonal weather has returned. Despite the slower sales, we continued to make progress towards improved inventory turns and averaged 2% less inventory in comparable stores for the quarter. We are also currently taking action to help mitigate the increased cost factors impacting our business."

Commenting on the Company's outlook, Mr. Famalette concluded, "Looking forward, we believe our core merchandise areas will continue to drive our top line performance and expect to generate a one to two percent increase in our comp store sales for the year. We are taking a long-term view to our business and are planning to complete important investments in our operations during the year. These additional costs will focus predominantly on enhancing our infrastructure to support future growth as well as continuing to make progress on our key operational initiatives - namely store renovations, enhancing our IT infrastructure, closing under performing stores and refining our merchandising assortments. We anticipate high fuel prices and increasing interest rates will continue for the remainder of the year, which is expected to temper our bottom line results. Our current estimate for the cost of expensing stock options in fiscal 2006 is $800,000 on a pre-tax basis. For the full fiscal year we anticipate net income to be in a range of $5.2 to $5.6 million based on first quarter results and an estimated annualized tax rate of 37%. We remain confident that with the strategies we have in place Gottschalks is on the right track to deliver long-term shareholder value."

As the Company previously announced, it expects to open its fourth store in Oregon at the Valley River Mall in Eugene, where it will be taking over a 124,000 square foot Macy's store lease. Additionally the Company will close its 42,000 square foot store located in Danville, California. The Company anticipates that these two store events will occur in the third quarter. The Company also anticipates an additional store will be closed by fiscal year end.

Supplemental Operating Data:

In accordance with accounting standards generally accepted in the United States of America (GAAP), the operating results for closed stores are reported in the condensed financial statements as loss from discontinued operations and are excluded from the operating results from continuing operations. The following table provides additional information on operations and reconciles the total net sales, gross margin, and selling, general and administrative expenses to reported results from continuing operations:

                                                        Thirteen Weeks
                                                            Ended
                                                    ------------------------
                                                     April 29,    April 30,
                                                       2006         2005
                                                    -----------  -----------
Sales
  Continuing operations                            $   142,727  $   142,172
  Discontinued operations                                  785        1,932
                                                    -----------  -----------
     Total                                         $   143,512  $   144,104

Gross margin
  Continuing operations                            $    47,603  $    48,155
  Discontinued operations                                   48          716
                                                    -----------  -----------
     Total                                         $    47,651  $    48,871

Selling, general and administrative
  expenses
  Continuing operations                            $    49,939  $    47,735
  Discontinued operations                                  243          980
                                                    -----------  -----------
     Total                                         $    50,182  $    48,715

Net loss
  Continuing operations                            $    (3,859) $    (1,739)
  Discontinued operations                                 (102)        (246)
                                                    -----------  -----------
     Total                                         $    (3,961) $    (1,985)

Earnings Teleconference and Webcast

Gottschalks will host a conference call today at 1:30 p.m. Pacific Time to review its results for the first quarter of fiscal 2006. To access the call, dial 800-362-0571 to listen to the call on the day of the event. If you are unable to participate in the call, a replay will be made available through June 1, 2006. To access this service, please dial 800-839-6975. No passcode is required for the live call or replay. The live conference call and replay can also be accessed via audio web cast at the Investor Relations section of the Company's web site, located at www.gottschalks.com.

About Gottschalks

Gottschalks is a regional department store chain, currently operating 62 department stores and 6 specialty apparel stores in six western states, including California (39), Washington (9), Alaska (6), Oregon (3), Nevada (2) and Idaho (3). Gottschalks offers better to moderate brand-name fashion apparel, cosmetics, shoes, accessories and home merchandise. Gottschalks offers corporate information and selected merchandise on its website located at www.gottschalks.com.

Business Risks and Forward Looking Statements

This release contains forward-looking statements (within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. In some instances, such statements may be identified by the use of forward-looking terminology such as "may," "will," "expects," "believes," "intends," "projects," "forecasts," "plans," "estimates," "anticipates," "continues," "targets," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the Company's ability to meet debt obligations and adhere to the restrictions and covenants imposed under its various debt agreements; the timely receipt of merchandise and the Company's ability to obtain adequate trade credit from its key factors and vendors; risks arising from general economic and market conditions (including uncertainties arising from acts of terrorism or war); the ability to improve the profitability and cash flows of its stores or to sell, sublease or close underperforming stores; the ability to modify operations in order to minimize the adverse impact of rising costs, including but not limited to health care, workers' compensation, property and casualty insurance and utilities costs; the effects of seasonality and weather conditions, changing consumer trends and preferences, competition, consumer credit, the Company's dependence on its key personnel and general labor conditions, all of which are described in more detail in Gottschalks' Annual Report on Form 10-K and other reports filed by Gottschalks with the Securities and Exchange Commission. GOTTSCHALKS DOES NOT PRESENTLY INTEND TO UPDATE THESE STATEMENTS AND UNDERTAKES NO DUTY TO ANY PERSON TO EFFECT ANY SUCH UPDATE UNDER ANY CIRCUMSTANCES.

(Tables follow)

GOTTSCHALKS INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

                                                        Thirteen Weeks
                                                            Ended
                                                    ------------------------
                                                     April 29,    April 30,
                                                       2006         2005
                                                    -----------  -----------
Net sales......................................... $   142,727  $   142,172
Net credit revenues...............................         636          779
Net leased department revenues....................         741          744
                                                    -----------  -----------
     Total revenues...............................     144,104      143,695

Costs and expenses:
  Cost of sales...................................      95,124       94,017
  Selling, general and administrative expenses....      49,939       47,735
  Depreciation and amortization...................       3,562        3,089
  New store opening costs.........................          --          107
                                                    -----------  -----------
     Total costs and expenses.....................     148,625      144,948
                                                    -----------  -----------
     Operating loss...............................      (4,521)      (1,253)

Other (income) expense:
  Interest expense................................       2,235        1,929
  Miscellaneous income............................        (434)        (353)
                                                    -----------  -----------
                                                         1,801        1,576
                                                    -----------  -----------
Loss before income tax benefit....................      (6,322)      (2,829)
Income tax benefit................................      (2,463)      (1,090)
                                                    -----------  -----------
Loss from continuing operations...................      (3,859)      (1,739)
                                                    -----------  -----------
Discontinued operations:
  Loss from operation of closed stores............        (226)        (372)
  Net gain on store closures......................          72           --
  Income tax benefit..............................          52          126
                                                    -----------  -----------
  Loss on discontinued operations.................        (102)        (246)
                                                    -----------  -----------
  Net loss........................................ $    (3,961) $    (1,985)
                                                    ===========  ===========

Net income per common share - basic and diluted:
  Loss from continuing operations................. $     (0.29) $     (0.13)
  Loss from discontinued operations............... $     (0.01) $     (0.02)
  Net loss per common share....................... $     (0.30) $     (0.15)

Weighted average number of common
   shares outstanding:
   Basic and diluted..............................      13,371       13,077

GOTTSCHALKS INC.
CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

                                                      April 29,    January 28,    April 30,
                                                         2006          2006          2005
                                                     ------------  ------------  ------------
ASSETS
CURRENT ASSETS:
  Cash............................................. $      6,885  $      5,368  $      5,622
  Receivables - net................................        2,574         7,284         3,110
  Merchandise inventories..........................      174,543       159,986       178,104
  Other............................................       18,301        15,534        17,454
                                                     ------------  ------------  ------------
          Total current assets.....................      202,303       188,172       204,290

PROPERTY AND EQUIPMENT - net.......................      130,734       133,545       127,071
OTHER LONG-TERM ASSETS.............................       13,238        13,305        13,277
                                                     ------------  ------------  ------------
                                                    $    346,275  $    335,022  $    344,638
                                                     ============  ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Trade accounts payable and
    other current liabilities...................... $     89,192  $     88,472  $     90,848
  Current portion of long-term obligations.........        2,020         2,770         3,244
                                                     ------------  ------------  ------------
      Total current liabilities....................       91,212        91,242        94,092
                                                     ------------  ------------  ------------

REVOLVING LINE OF CREDIT...........................       80,795        47,935        63,730

LONG-TERM OBLIGATIONS (less current portion).......       12,490        28,971        24,898

DEFERRED INCOME AND OTHER..........................       26,254        26,790        30,697

SUBORDINATED NOTE PAYABLE TO AFFILIATE.............       19,180        20,180        20,180

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY...............................      116,344       119,904       111,041
                                                     ------------  ------------  ------------
                                                    $    346,275  $    335,022  $    344,638
                                                     ============  ============  ============

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